Exhibit (j)(3)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Variable Portfolios, Inc.

We consent to the use of our report dated February 25, 2009, incorporated herein by reference, on ING International Index Portfolio, ING U.S. Bond Index Portfolio (formerly, ING Lehman Brothers U.S. Aggregate Bond Index® Portfolio), ING RussellTM Global Large Cap Index 75% Portfolio (formerly, ING RussellTM Global Large Cap Index 85% Portfolio), ING RussellTM Large Cap Index Portfolio, ING RussellTM Mid Cap Index Portfolio, ING RussellTM Small Cap Index Portfolio, and ING WisdomTreeSM Global High-Yielding Equity Index Portfolio, each a series of ING Variable Portfolios, Inc., and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG

Boston, Massachusetts

April 28, 2009